Exhibit 3.17

ARTICLES OF INCORPORATION

OF

SAM WYLDE FLOUR COMPANY, INC.

KNOW ALL MEN BY THESE PRESENTS:

That we, the undersigned, all being citizens of the United States and over the age of twenty-one years, do hereby associate ourselves together for the purpose of forming a corporation under the laws of the State of Washington, and do make, in triplicate, the following Articles of Incorporation:

ARTICLE I

NAME :	The name of this corporation shall be “SAM WYLDE FLOUR COMPANY INC.”

ARTICLE II

OBJECTS :	The purpose for which this corporation is formed is as follows:

1. To purchase, lease or otherwise acquire land and real estate, and to operate a wholesale bakery products business thereon; and to mortgage, lease or dispose of the same.

2. To borrow or raise money and to secure the moneys borrowed by the issue of notes, bonds or other securities, and to make all necessary arrangements in connection therewith by pledging or mortgaging the personal or real property of the said corporation for the said purposes.

3. In general, to do any and all things and exercise any and all powers which may now or hereafter be lawful for corporations to do or exercise under and in pursuance of the laws of the State of Washington, or any other laws that may now, or hereafter, be applicable to the corporation.

4. The foregoing clauses shall be construed both as objects and powers and as in furtherance of, and not in limitation of, the general powers covered by the laws of the State of Washington, and it is hereby expressly provided that the foregoing enumeration of specific

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powers shall not be held to limit or restrict in any manner the powers of this corporation.

ARTICLE III

BY-LAWS: The authority to make by-laws for the corporation shall be vested in the Board of Directors, subject to the powers of the shareholders to change or repeal said by-laws. The Board of Directors shall not, however, make or alter any by-laws fixing their qualifications, classifications, terms of office or compensation.

ARTICLE IV

DURATION: The term of existence of this corporation shall be perpetual.

ARTICLE V

REGISTERED OFFICE: The registered office and principal place of business of this corporation shall be 1922 Utah Avenue, Seattle 4, Washington.

ARTICLE VI

CAPITAL STOCK: The total authorized number of shares of this corporation shall be Five Hundred (500) Shares of Common Stock having a par value of One Hundred Dollars ($100.00) per share.

ARTICLE VII

PAID-IN CAPITAL: The amount of paid-in capital with which this corporation shall begin business is the sum of Five Hundred Dollars ($500.00).

ARTICLE VIII

DIRECTORS:

The number of directors who shall manage the affairs of this corporation shall be three (3), with a right to be increased by the action of the Board of Directors at any time to the number of five (5), and thereafter decreased to three (3) by the action of the Board of Directors at any time.

2.

The names and addresses of the Directors who shall manage the affairs of the corporation until its first annual meeting, or until their successors are elected and qualified, are:

Sam M. Wylde,	residing at 3617 W. Lander, Seattle, Washington;

Helen B. Wylde,	residing at 3617 W. Lander, Seattle, Washington;

John R. Fox,	residing at 1003 Pine, Edmonds, Washington.

ARTICLE IX

INCORPORATORS:

The names and post office addresses of the incorporators of this corporation, and the number of shares of the Capital Stock of the corporation subscribed by each is as follows:

Sam M. Wylde,	residing at 3617 W. Lander, Seattle, Washington	3 shares

Helen B. Wylde,	residing at 3617 W. Lander, Seattle, Washington	1 share

John R. Fox,	residing at 1003 Pine, Edmonds, Washington	1 share

IN WITNESS WHEREOF, we have hereunto subscribed our names to Articles of Incorporation, this 9th day of December, 1959.

/s/ Sam M. Wylde
Sam M. Wylde

/s/ Helen B. Wylde
Helen B. Wylde

/s/ John R. Fox
John R. Fox

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STATE OF WASHINGTON	)
	)	SS
COUNTY OF KING	)

THIS IS TO CERTIFY that on the 9th day of December, 1959, before me, a Notary Public in and for the State of Washington, personally appeared these three persons, to-wit, Sam M. Wylde, Helen B. Wylde, and John R. Fox, to me known to be the persons who executed the foregoing Articles of Incorporation, in triplicate, and severally acknowledged to me that they executed the within and foregoing Articles of Incorporation freely and voluntarily, and for the uses and purposes therein expressed.

WITNESS my hand and official seal the day and year above written.

/s/ William A. Bowles
Notary Public in and for the State of Washington, residing at Seattle.

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